Exhibit 99.1

Media Contact:	Bob Klein (414) 343-8664
Financial Contact:	Amy Giuffre (414) 343-8002

Harley-Davidson and Grupo Izzo Announce

Changes to Harley-Davidson’s Operation in Brazil

Sao Paulo, Dec. 1 2010 – Harley-Davidson Motor Company is continuing to increase its global reach with an expansion of the Company’s commercial presence in Brazil, the Company announced today. Following a similar model adopted in other markets, the Company is moving towards the expansion of its dealer network in the region, in tandem with Harley-Davidson’s recently announced migration to a subsidiary operating structure in Brazil.

To facilitate this strategy, Harley-Davidson Motor Company and HDSP/Grupo Izzo, the Motor Company’s exclusive dealer in Brazil, have reached agreement regarding the Motor Company’s operation in Brazil that will enable Harley-Davidson to expand its presence in the market through the appointment of new dealers in the future. In the near term, HDSP/Grupo Izzo, will continue to operate as Harley-Davidson’s exclusive dealer in Brazil.

“Paulo Izzo has been an enthusiast of the Harley-Davidson brand, representing the Company in Brazil for over several years,” stated Mark Van Genderen, Harley-Davidson Vice President for Latin America. “As Harley-Davidson begins taking a more direct and active role in the region, we would like to thank Paulo Izzo for his efforts, and more importantly his passion for the Harley-Davidson brand.”

With HDSP/Grupo Izzo as the exclusive dealer, Harley-Davidson has reached a leadership position in the premium heavyweight motorcycle segment in Brazil. “Harley-Davidson appreciates all the work done by HDSP/Grupo Izzo, as demonstrated by both sales growth, which has made them one of largest Harley-Davidson/Buell dealers in the world, and their many performance awards over the years” stated Van Genderen.

According to Paulo Izzo, “HDSP/Grupo Izzo is sure that Harley-Davidson will keep its high success in Brazil, and appreciates the public recognition made at this point.”

Further supporting this expansion strategy, Harley-Davidson recently opened a commercial office in Sao Paulo. Customers are able to reach Harley-Davidson Brazil with questions by dialing 0-800-724-1188 or sending an e-mail to sac.hd.brasil@harley-davidson.com

Harley-Davidson Motor Company produces heavyweight custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. For more information, please visit Harley-Davidson’s Web site at www.harley-davidson.com.br.